Exhibit 10.8

Summary of Compensation Arrangements with Executive Officer
2009 Fiscal Year

Carrie L. Majeski currently serves as the President, Chief Executive Officer and Principal Financial Officer of Art’s-Way Manufacturing Co., Inc. (the “Company”).  The “at-will” employment relationship between Ms. Majeski and the Company is not currently governed by a written employment agreement.  During the 2009 fiscal year, the Company orally agreed to increase the salary paid to Ms. Majeski from an annual amount of $100,000 to an annual amount of $120,000.  As a result of the increase, Ms. Majeski earned a total of approximately $117,000 during the 2009 fiscal year.